SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



Date of report (Date of earliest event reported)               June 30, 2003
                                                               _________________




                           ACCUIMAGE DIAGNOSTICS CORP.
________________________________________________________________________________
             (Exact Name of Registrant as Specified in Its Charter)



          Nevada                        000-26555               33-0713615
________________________________________________________________________________
(State or Other Jurisdiction     (Commission File Number)     (I.R.S. Employer
       of Incorporation)                                     Identification No.)



     400 Grandview Drive, South San Francisco, CA                  94080-4920
________________________________________________________________________________
      (Address of Principal Executive Offices)                     (Zip Code)



                                 (650) 875-0192
________________________________________________________________________________
              (Registrant's Telephone Number, Including Area Code)



                                       N/A
________________________________________________________________________________
          (Former Name or Former Address, if Changed Since Last Report)

(Check One):   | | Form 10-KSB   | | Form 20-F   | | Form 11-K   |X| Form 10-QSB
               | | Form N-SAR

For Period Ended:  06/30/03
                  ________________
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________


Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________
PART I -- REGISTRANT INFORMATION


AccuImage Diagnostics Corp.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


400 Grandview Drive
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

South San Francisco, CA 94080-4920
________________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

| |      (c) The accountant's statement or other exhibit required by Rule 12b-25
         (c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The Company changed their financial auditors and needs additional time to audit the Company's books and prepare the related financial statements to be included in the Form 10-QSB. Such financial statement preparation cannot be completed and timely filed without unreasonable effort and expense.

         The Quarterly Report on Form 10-QSB will be filed on or before the 5th calendar day following the prescribed due date.


PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Chris Wiedmann                   (650)                         866-7048
_______________               ___________                 __________________
   (Name)                     (Area Code)                 (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X|Yes | |No
________________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |X| No | |

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                           AccuImage Diagnostics Corp.
________________________________________________________________________________
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 15, 2003



By: /s/ CHRIS WIEDMANN
   _________________________________________________________
        Chris Wiedmann, General Manager


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.





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ATTENTION    International misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001).
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